Exhibit (d)(2)

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 (this “Amendment”), dated as of March 22, 2015, to the Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of March 4, 2015, is by and among AbbVie Inc., a Delaware corporation (“Parent”), Oxford Amherst Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), Oxford Amherst LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Purchaser, the “Merger Subs”), and Pharmacyclics, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties desire to amend certain provisions of the Reorganization Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Reorganization Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, Purchaser, Merger Sub 2, and the Company hereby agree as follows:

1.             Definitions.  Terms used herein and not defined shall have the meanings ascribed thereto in the Reorganization Agreement.

2.             Closing.  The first sentence of Section 2.2 of the Reorganization Agreement is hereby amended by replacing the words “, and in any case no later than the second (2nd) business day after” with the words “(and on the same date on which the Acceptance Time occurs), subject to the”.

3.             Parent Trading Price.  The definition of “Parent Trading Price” in Annex A of the Reorganization Agreement is hereby amended and restated in its entirety to read as follows:

“Parent Trading Price” means the volume weighted average sale price per share of Parent Common Stock as reported on the Parent Stock Exchange for the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer, as calculated by Bloomberg Financial LP under the function “ABBV UN Equity AQR” (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

4.             Company and Product Name. The first sentence of Section 7.16 of the Reorganization Agreement is hereby amended by (a) replacing the phrase “Pharmacyclics, Inc.” with the word “Pharmacyclics” and (b) replacing the phrase “contain ‘Imbruvica’ in its legal name” with the phrase “contain ‘Pharmacyclics’ in its legal name.”

5.             Effect of Amendment.  This Amendment shall not constitute an amendment or waiver of any provision of the Reorganization Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein.  The Reorganization Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

6.             Counterparts.  This Amendment may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

7.             Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

8.             Other Miscellaneous Terms.  The provisions of Article X (Miscellaneous) of the Reorganization Agreement shall apply mutatis mutandis to this Amendment, and to the Reorganization Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Amendment to be duly executed and delivered as of the date first above written.

ABBVIE INC.

By	/s/ William J. Chase
Name: William J. Chase
Title: Executive Vice President, Chief Financial Officer

OXFORD AMHERST CORPORATION

By	/s/ William J. Chase
Name: William J. Chase
Title: Sole Director

OXFORD AMHERST LLC

By	/s/ William J. Chase
Name: William J. Chase
Title: Sole Manager

[Signature Page to Amendment No. 1 to Reorganization Agreement]

PHARMACYCLICS, INC.

By	/s/ Robert W. Duggan
Name: Robert W. Duggan
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Reorganization Agreement]